Exhibit 99.9

EXECUTION VERSION

TSH MERGER SUB LIMITED
as Original Borrower

and

NEW AGE SP II
as Original Lender

US$20,000,000

Facility aGREEMENT

dated November 24, 2023

i

TABLE OF CONTENTS (continued)

ii

THIS AGREEMENT is dated __________________, 2023 and made between:

(1)	TSH MERGER SUB LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Original Borrower”); and

(2)	NEW AGE SP II as lender (the “Original Lender”).

IT IS AGREED as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Laws” means all laws, rules and regulations applicable to the Borrower relating to bribery and corruption, including (without limitation) the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by any applicable law or regulation.

“Authorised Officer” means, with respect to the Borrower, any director or any senior officer holding the position of the Chief Executive Officer, the Chief Financial Officer or other similar officer with express authority to act on behalf of the Borrower.

“Availability Period” means the period commencing on (and including) the Signing Date and ending on the date which is the earliest of (and including):

(a)	the date falling 15 Business Days after the Closing Date;

(b)	the date falling 15 Business Days after the Long Stop Date (as defined in the Merger Agreement and (if applicable) as amended or extended by the parties thereto); and

(c)	the date on which the Borrower determines and notifies the Lender in writing that the Merger Agreement has been conclusively terminated prior to the Closing Date by any party thereto in accordance with its terms.

“Available Commitment” means the Lender’s Commitment under the Facility minus (subject as set out below):

(a)	its participation in any outstanding Loan under the Facility; and

(b)	in relation to any proposed Utilisation, its participation in any other Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of the Lender’s Available Commitment in respect of the Facility.

“Borrower” means the Original Borrower and, after the Closing, the Target.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in Hong Kong and New York; and

(b)	in relation to any date for payment of any amount, on which banks are open for general business in New York.

“Certain Funds Illegality Event” means:

(a)	it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan, or it becomes unlawful for an Affiliate of such Lender for such Lender to do so; and

(b)	any funding shortfall created as a result of such illegality or unlawfulness referred to in paragraph (a) above is not and cannot be met by the aggregate of funding or commitment provided by one or more new Lenders and the Borrower’s own funds.

“Certain Funds Period” means the period commencing on the Signing Date and ending on (and including) the last day of the Availability Period.

“Change in Law” means, with respect to the Lender:

(a)	the introduction of any law or regulation occurring after the Signing Date; or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Signing Date (in respect of the Lender),

but, in each case, excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

“Closing” means the consummation of the Merger.

“Closing Date” means the date on which the consummation of the Merger occurs.

“Commitment” means:

(a)	in relation to the Original Lender, US$20,000,000; and

(b)	in relation to any other Lender, the amount in US Dollar of any Commitment transferred to it under this Agreement,

to the extent not cancelled or reduced, or transferred by it, under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 4 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Lender and in any event the benefit of which accrues to the Borrower as a third-party beneficiary.

“Default” means an Event of Default or any event or circumstance specified in Clause 14 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing in each case as specified in Clause 14 (Events of Default)) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Borrower that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by a Disruption Event and payment is made within two (2) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Equitable Mortgage” means the Cayman Islands law governed equitable mortgage entered into by the Parent and the Lender with respect to the shares of the Borrower (and after the Merger, the Target).

“Event of Default” means any event or circumstance specified as such in Clause 14 (Events of Default).

“Existing Lender” has the meaning given to that term in Clause 15.1 (Assignments and Transfers by the Lender).

“Extended Maturity Date” has the meaning given to that term in paragraph (a) of Clause 6.2 (Extension of Maturity Date).

“Extension Notice” has the meaning given to that term in paragraph (a) of Clause 6.2 (Extension of Maturity Date).

“Facility” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Facility Office” means, in relation to a Lender and a jurisdiction in which a Utilisation is to be made, the office or offices notified by such Lender to the Borrower in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement in respect of that jurisdiction.

“FATCA” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“FATCA Deduction” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“FATCA Exempt Party” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“Final Repayment Date” means the Initial Maturity Date or, if the Initial Maturity Date is extended pursuant to paragraph (a) of Clause 6.2 (Extension of Maturity Date), the Extended Maturity Date or, if the Extended Maturity Date is further extended pursuant to paragraph (b) of Clause 6.2 (Extension of Maturity Date), the Further Extended Maturity Date.

“Finance Document” means this Agreement, the Equitable Mortgage, any Utilisation Request and any other document designated as such by the Borrower and the Lender.

“Financial Indebtedness” means, as to any person at any time, without duplication, all of the following:

(a)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(b)	the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such person;

(c)	all obligations of such person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) any obligations in respect of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto);

(d)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such person or is limited in recourse (the amount of Financial Indebtedness of any person for purposes of this paragraph (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Financial Indebtedness and (ii) the fair market value of the property encumbered thereby);

(e)	in respect of any capitalized lease of such person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with the relevant accounting principles; and

(f)	to the extent not otherwise included above, all guarantees of such person in respect of any of the foregoing.

“Further Extended Maturity Date” has the meaning given to that term in paragraph (b) of Clause 6.2 (Extension of Maturity Date).

“Group” means the Borrower and its Subsidiaries from time to time (including, after the Closing Date, the Target and its Subsidiaries).

“Group Member” means a member of the Group.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Initial Maturity Date” means the date falling six (6) Months after the initial Utilisation Date.

“Insolvency Event” in relation to a Lender means that such Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	instituted for itself or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set- off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any applicable jurisdiction;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Lien has purportedly been created; and

(g)	any other matters which are set out as qualifications or reservations as to matters of law of general application in customary legal opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution (or, with the prior written consent of the Borrower, other person) which has become a Party as a Lender in accordance with Clause 15 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement; provided that:

(i)	the termination in full of all of the Commitments of any Lender; and

(ii)	the payment in full of all amounts which are payable to such Lender under the Finance Documents,

will result in that Lender ceasing to be regarded as a Lender for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from the Lender has been complied with.

“Lien” means any mortgage, charge, pledge, encumbrance or other security.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Covenant” means a covenant set forth in Clauses 13.4 (Restrictions on Liens), 13.5 (Restrictions on Disposals), 13.6 (Consolidation and Merger) and 13.7 (Restrictions on Loans, Credit or Guarantees) in each case, as it relates to the Borrower only.

“Major Default” means any Event of Default with respect to the Borrower only under any of Clause 14.1 (Non-payment), Clause 14.2 (Other obligations) (only insofar as it relates to any Major Covenant), Clause 14.3 (Misrepresentation) (only insofar as it relates to any Major Representation), Clause 14.4 (Insolvency), Clause 14.5 (Insolvency proceedings), Clause 14.6 (Creditors’ process) or Clause 14.8 (Unlawfulness and repudiation).

“Major Representations” means the representations and warranties of the Borrower as of the initial Utilisation Date, set forth in:

(a)	paragraphs (a) and (b) of Clause 12.1 (Status);

(b)	Clause 12.2 (Binding obligations);

(c)	paragraph (b) of Clause 12.3 (Non-conflict with other obligations);

(d)	Clause 12.4 (Power and authority); and

(e)	Clause 12.5 (Validity and admissibility in evidence).

“Material Adverse Effect” means an event or circumstance which (in each case, after taking into account all mitigating factors or circumstances including, without limitation, the timing and likelihood of recovery, any warranty, indemnity, insurance, assurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person then in force to provide any additional equity investment) has a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Group (taken as a whole);

(b)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(c)	subject to Legal Reservations, the validity or enforceability of, or the rights or remedies of the Lender under, this Agreement, the Equitable Mortgage and/or any other Finance Documents (taken as a whole), provided that, if capable of remedy the applicable event or circumstance giving rise to such material adverse effect is not remedied within twenty (20) Business Days of the Borrower becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Lender.

“Merger” has the meaning given to that term in the definition of Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated on or about the date of this Agreement by and among the Parent, the Borrower and the Target (together with all exhibits, schedules and other disclosure letters thereto) pursuant to which the parties thereto have agreed that the Borrower will merge with and into the Target, with the Target being the surviving entity of such merger (such merger, the “Merger”).

“Merger Consideration” means the aggregate cash consideration in respect of the Merger payable by the Borrower or any of its Subsidiaries pursuant to the Merger Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will apply only to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 15 (Changes to the Lender).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Parent” means TSH Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Party” means a party to this Agreement.

“Prepayment Fee” has the meaning given to that term in paragraph (a) of Clause 7.7 (Prepayment Fee).

“Price Sensitive Information” has the meaning given to that term in Clause 17.2 (Relevant information).

“Relevant Tax Jurisdiction” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“Repeating Representations” means each of the representations set out in Clauses 12.1 (Status) to Clause 12.5 (Validity and admissibility in evidence).

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce or any other United States governmental authority, the United Nations Security Council, the European Union (or any of its member states), the United Kingdom (including, without limitation, His Majesty’s Treasury), the Hong Kong Monetary Authority, the respective institutions and agencies of any of the foregoing.

“Signing Date” means the date of this Agreement.

“Solvent” means, with respect to any person on any date of determination, that on such date (a) the fair value of the assets of such person and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such person and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Time” means a time determined in accordance with Schedule 3 (Timetables).

“Spot Rate of Exchange” means on any day with respect to any currency (the “first currency”), the rate at which the first currency may be exchanged into another currency (the “second currency”), as set forth at approximately 11:00 a.m. (Hong Kong time) on such day on the Reuters World Currency Page (or, if not available, Bloomberg) for the first currency; provided that, in the event that such rate does not appear on any Reuters World Currency Page (or Bloomberg, as applicable), the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Lender (acting reasonably) and agreed by the Borrower.

“Subsidiary” means with respect to any person, each other person in which the first person:

(a)	owns or controls, directly or indirectly, share capital or other equity interests representing more than 50 per cent. of the outstanding voting stock or other equity interests; or

(b)	has a relationship such that the financial statements of the other person are consolidated into the financial statements of the first person under applicable accounting conventions.

“Sum” has the meaning given to that term in paragraph (a) of Clause 10.1 (Currency indemnity).

“Target” means iClick Interactive Asia Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with NASDAQ ticker “ICLK”.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by the Borrower to pay) and “Taxation” shall be construed accordingly.

“Tax Credit” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“Tax Deduction” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“Tax Payment” has the meaning given to that term in paragraph (a) of Clause 9.1 (Tax definitions).

“Transaction Costs” means any fees, costs, expenses, interest and taxes incurred or paid by the Borrower, or any other Group Member in connection with the Transactions, this Agreement and the other Finance Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Merger and any other transactions contemplated by the Merger Agreement, (b) the transactions contemplated under the Finance Documents, and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“US Dollar”, “US$” or “$” denote the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of any Utilisation, being the date on which the Loan (the subject of such Utilisation) is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Borrower”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including, with respect to the Borrower, pursuant to the Merger);

(ii)	a document in “agreed form” is a document which is in the form previously agreed in writing by or on behalf of the Borrower and the Lender prior to the date hereof or, otherwise on behalf of the Borrower and the Lender;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement (including the Merger Agreement) or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(vi)	the “equivalent” of an amount (expressed in US$) in a currency other than US$ shall, at any time, be the amount in such other currency that could purchase such first-mentioned amount in US$ at that time based on the applicable Spot Rate of Exchange from such other currency to US$ at that time;

(vii)	a Lender’s “participation” in a Loan or Unpaid Sum includes an amount representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or of any other authority or organisation;

(x)	a law or provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)	No person shall incur any personal liability whatsoever in connection with the issuance of a certificate, on behalf of the Borrower, pursuant to the terms of a Finance Document.

(f)	All references to “knowledge” or “awareness” of the Borrower thereof means the actual knowledge of an Authorised Officer of the Borrower after due inquiry.

1.3	Third party rights

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 2
THE Facility

2.	The Facility

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lender makes available a term loan facility in US Dollar to the Borrower in an aggregate amount equal to the Commitments.

(b)	The Facility will be available to the Borrower during the applicable Availability Period.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing, directly or indirectly, in whole or in part, the Merger Consideration.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The initial Utilisation under this Agreement is subject only to the satisfaction (or waiver by the Lender) of the following conditions precedent on or prior to the initial Utilisation Date:

(i)	the Lender shall have received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender (acting reasonably);

(ii)	the Major Representations shall be true and correct in all material respects as of the initial Utilisation Date (unless such Major Representations relate to an earlier date, in which case, the Major Representations shall have been true and correct in all material respects as of such earlier date);

(iii)	no Major Default has occurred and is continuing on the initial Utilisation Date; and

(iv)	the Lender shall have received a Utilisation Request with respect to the Loan to be made on the initial Utilisation Date meeting the requirements of Clause 5.2 (Completion of a Utilisation Request for a Loan).

(b)	The Lender shall notify the Borrower promptly upon the conditions precedent being satisfied or waived.

4.2	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lender will be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Loan under the Facility if on the proposed Utilisation Date, no Certain Funds Illegality Event has occurred and is continuing.

(b)	During the Certain Funds Period (save in circumstances where, because of the occurrence of a Certain Funds Illegality Event, the Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), the Lender shall not be permitted or entitled to (or to take any action or threaten to):

(i)	cancel any of its Commitments (other than pursuant to Clause 5.5 (Cancellation of Commitments));

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents or under any applicable law it may have or take any other action to the extent to do so would or will prevent or limit the making of the Loan;

(iii)	refuse or fail to make or participate in the making of the Loan;

(iv)	exercise any right of set-off or counterclaim in respect of the Loan to the extent to do so would or will prevent or limit the making of the Loan; or

(v)	cancel, accelerate, make demand for or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would or will prevent or limit the making of the Loan, provided that immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall, to the extent otherwise permitted, be available to the Lender notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one (1) Utilisation would have been made under the Facility.

SECTION 3
UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the applicable Specified Time or such later time as the Lender may agree.

5.2	Completion of a Utilisation Request for a Loan

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the entity indicated by Borrower in paragraph 4 of the Utilisation Request to whom the Loan proceeds shall be credited shall be the “Paying Agent” as defined in the Merger Agreement.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollar.

(b)	The amount of the proposed Utilisation for a Facility must be in a minimum amount of US$1,000,000 or, if less, the Available Facility for the Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, the Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitments

(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment

(a)	The Borrower shall repay the aggregate amount of outstanding Loan in full on the Final Repayment Date.

(b)	The Borrower may not reborrow any part of a Facility which is repaid.

6.2	Extension of Maturity Date

(a)	The Borrower may request the Lender to extend the Initial Maturity Date of the Facility for an additional three (3) Months (such extended date, the “Extended Maturity Date”) by written notice, substantially in the form of Schedule 5 (Form of Extension Notice) (such notice, the “Extension Notice”) to the Lender at least ten (10) Business Days prior to the Initial Maturity Date and such extension will become automatically effective on the Initial Maturity Date so long as:

(i)	no Default has occurred on or prior to and is continuing on the date of the delivery of the Extension Notice and the Initial Maturity Date; and

(ii)	the Lender has not provided notice to the Borrower in writing, at least five (5) Business Days prior to the Initial Maturity Date, that the relevant Extension Notice has been rejected.

The Extension Notice once delivered to the Lender shall be irrevocable and binding on the Borrower.

(b)	The Borrower may request the Lender to extend the Extended Maturity Date of the Facility for an additional three (3) Months (such extended date, the “Further Extended Maturity Date”) by written notice, substantially in the form of the Extension Notice to the Lender at least ten (10) Business Days prior to the Extended Maturity Date and such extension will become automatically effective on the Extended Maturity Date so long as:

(i)	no Default has occurred on or prior to and is continuing on the date of the delivery of the Extension Notice and the Extended Maturity Date; and

(ii)	the Lender has not provided notice to the Borrower in writing, at least five (5) Business Days prior to the Initial Maturity Date, that the relevant Extension Notice has been rejected.

The Extension Notice(s) once delivered to the Lender shall be irrevocable and binding on the Borrower.

(c)	The Lender shall promptly notify the Borrower of any extension effected pursuant to this Clause 6.2 (Extension of Maturity Date).

7.	Prepayment and Cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the date falling sixty (60) calendar days after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior written notice, reduce any Available Facility to zero or by such amount (being a minimum amount of US$1,000,000) as the Borrower may specify in such notice.

7.3	Voluntary prepayment

(a)	The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000).

(b)	A Loan may be prepaid only after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 9.2 (Tax gross-up), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give that Lender notice of cancellation of the Commitment(s) of that Lender and/or its intention to procure the prepayment of that Lender’s participation in the Utilisations or give that Lender notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above by that Lender, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	After the Borrower has given notice of cancellation under paragraph (a) above, on the date specified by the Borrower in that notice, the Borrower shall prepay that Lender’s participation in that Utilisation and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations prepaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on five (5) Business Days’ prior notice to that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 15 (Changes to the Lender) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 15 (Changes to the Lender) for a purchase price in cash or other cash payment payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents (for the avoidance of doubt, excluding the Prepayment Fee).

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Lender shall not have any obligation to the Borrower to find a replacement Lender; and

(ii)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(ii) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Borrower when it is satisfied that it has complied with those checks.

7.5	Right of cancellation and prepayment in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give that Lender two (2) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment And Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to the Prepayment Fee which may be payable in accordance with Clause 7.7 (Prepayment Fee), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of any Commitment that is reduced in accordance with this Agreement may be subsequently reinstated.

7.7	Prepayment Fee

(a)	Subject to paragraphs (b) and (c) below, the Borrower shall pay to the Lender, in the event that any voluntary prepayment of the Loan is made pursuant to Clause 7.3 (Voluntary prepayment), an amount equal to, with respect to any portion of the Loan being prepaid, the aggregate amount of interest the Lender would have received on such prepaid portion of the Loan for the period from (and including) the date of prepayment to (and excluding) the Initial Maturity Date in accordance with Clause 8.1 (Calculation of interest), where the date of such prepayment falls before the Initial Maturity Date (the “Prepayment Fee”).

(b)	Paragraph (a) above shall not apply, and no Prepayment Fee shall be payable by the Borrower to the extent that the prepayment is a prepayment made pursuant to Clauses 7.1 (Illegality) or 7.5 (Right of cancellation and prepayment in relation to a Defaulting Lender).

(c)	Notwithstanding paragraphs (a) and (b) above, no Prepayment Fee shall be payable to the Lender if the Lender participates in any refinancing of the Facility that is being voluntarily prepaid.

SECTION 5
COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on the Loan is fourteen per cent. (14%) per annum.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the Final Repayment Date.

8.3	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is three per cent. (3%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Lender.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

9.	Tax Gross Up

9.1	Tax definitions

(a)	In this Clause 9 (Tax Gross Up):

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance, as of the date of this Agreement (or any amended successor version that is substantively comparable and not materially more onerous to comply with);

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or official guidance referred to in paragraph (a) above of this definition; or

(c)	any agreement pursuant to the implementation of any treaty, law, regulation or official guidance referred to in paragraphs (a) or (b) above of this definition with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by the Borrower to a Lender under Clause 9.2 (Tax gross-up).

(b)	Unless a contrary indication appears, in this Clause 9 (Tax Gross Up) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting in good faith.

9.2	Tax gross-up

(a)	All payments to be made by the Borrower to a Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction by law.

(b)	If the Borrower is required by law to make any Tax Deduction:

(i)	except as provided in Clause 9.3 (Exceptions from gross-up) below, the amount of the payment due from the Borrower will be increased to an amount which, after taking into account any Tax Deduction, leaves an amount equal to the amount which would have been due if no Tax Deduction had been required; and

(ii)	the Borrower shall:

(A)	make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law; and

(B)	within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

9.3	Exceptions from gross-up

The Borrower is not required to make any increased payment to any Lender under Clause 9.2 (Tax gross-up) if, on the date the payment falls due:

(a)	that Lender has not complied with its obligations under Clause 9.5 (Filings and status confirmation); or

(b)	such deduction or withholding is for or on account of any Tax imposed under or required by FATCA.

9.4	Tax credit

If the Borrower makes a Tax Payment and a Lender determines in good faith (in which case, it shall notify the Borrower) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Lender has obtained and utilised that Tax Credit,

that Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in no better and no worse tax position than it would have been in had the Borrower not been required to make the Tax Payment.

9.5	Filings and status confirmation

(a)	Each Lender shall promptly on becoming the Lender and from time to time thereafter submit such forms and documents, complete such procedural formalities or requirements and use all reasonable endeavours to take such other action, in each case, as may be necessary (at any time) for the Borrower to obtain and maintain authorisation (at all times) to make payment under this Agreement without having to make a Tax Deduction (or, where it is not legally possible to obtain authorisation to make payment without a Tax Deduction, with the smallest Tax Deduction permitted by law).

(b)	Each Lender must satisfy all applicable legal and regulatory requirements for lending to the Borrower to which it will lend, other than as a result of a Change in Law occurring after the date on which it becomes a Lender under this Agreement.

(c)	Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. If a Lender becomes aware that it is not entitled to receive any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA it shall promptly notify the Borrower (together with the amount of any applicable deduction or withholding). Without prejudice to the foregoing, each Lender shall promptly provide to the Borrower (if requested by the Borrower) (A) a written confirmation that so far as it is aware it is or, as the case may be, is not entitled to receive payments made under the Finance Documents free from any deduction or withholding imposed under FATCA and (B) such documents and other evidence as the Borrower may reasonably require to (1) support any confirmation given pursuant to (A) and/or (2) as applicable, calculate the amount of any deduction or withholding to be made on account of FATCA on any payment made under the Finance Documents to that Lender. If a Lender fails to comply with its obligations under this paragraph (c), until such time as that Lender has complied with its obligations the Borrower shall be entitled to treat such Lender as not being entitled to receive all or any part of any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA.

9.6	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (subject to any agreement between the Borrower and the Lender made prior to the Signing Date in respect of the proportion of any stamp duty to be borne by the Borrower and the Lender, respectively), and

(b)	within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability that Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

9.7	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax. Each Lender shall inform Borrower if any Indirect Tax is chargeable on any supply made by such Lender at the time the payment is made.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party shall reimburse and indemnify (as the case may be) such Lender against all Indirect Tax incurred by that Lender in respect of the costs or expenses to the extent that such Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

9.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Borrower by a Lender pursuant to paragraph (c) of Clause 9.8 (FATCA information) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Borrower).

9.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower.

10.	Other Indemnities

10.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within ten (10) Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	If any amount received by a Lender is, when converted into the currency in which that amount is expressed to be due and payable under the relevant Finance Documents, in excess of the Borrower’s liability under the Finance Documents, that Lender must promptly pay to the Borrower an amount equal to that excess.

10.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand (which demand shall be accompanied by reasonable details and calculations of the amount demanded), indemnify, to the maximum extent permitted under all applicable laws, the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency; or

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than (i) by reason of default or negligence by that Lender alone and (ii) any cost, loss or liability attributable to a loss of profit); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any claim, litigation or proceeding arising out of the execution, delivery or performance of the parties hereto of their respective obligations hereunder and the transactions contemplated hereunder; provided that such indemnity shall not be available to the extent that such costs, losses or liabilities arose out of the gross negligence, bad faith or wilful misconduct of the Lender or a material breach by the Lender of its obligations under this Agreement .

10.3	Survival

For the avoidance of doubt, the provisions of this Clause 10 shall remain operative and in full force and effect until the date falling 6 months after the outstanding Loan (together with all accrued but unpaid interest, costs and expenses (other than contingent indemnity obligations for which no claim has been asserted)) has been repaid or otherwise discharged in full (the “Survival End Date”) regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the expiration of any of the Commitments, the invalidity or unenforceability of any other term or provision of this Agreement or any other Finance Document, in each case, unless otherwise expressly agreed between the Parties. Notwithstanding the foregoing, any indemnity claim made pursuant to this Clause 10 prior to the Survival End Date shall survive the Survival End Date until it is settled or otherwise resolved, provided that written notice of such indemnity claim has been given to the Borrower prior to the Survival End Date.

11.	Costs and Expenses

11.1	Transaction expenses

Subject to any limits on any fees and expenses agreed between the Parties, the Borrower shall, within ten (10) Business Days of demand, pay the Lender the amount of all documented costs and expenses (including legal fees of law firms approved by the Borrower and subject to any agreed caps) reasonably incurred by the Lender in connection with the negotiation, preparation, printing or execution of:

(a)	this Agreement and any other Finance Documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date,

in each case, to the extent such costs and expenses were disclosed to, and approved by, the Borrower prior to the Signing Date.

11.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within ten (10) Business Days of demand, reimburse the Lender for the amount of all documented costs and expenses (including legal fees of law firms approved by the Borrower and subject to any agreed caps) reasonably incurred by the Lender, and approved by the Borrower prior to the incurrence thereof, in responding to, evaluating, negotiating or complying with that request or requirement.

11.3	Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Lender the amount of all documented costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement or attempted enforcement of, or the preservation of any rights and remedies (including all such fees and expenses incurred in connection with any “workout” or restructuring affecting this Agreement, the other Finance Documents or payment obligations or any bankruptcy or similar proceeding involving Borrower or any of its assets) under, any Finance Document (in the case of preservation prior to the occurrence of an Event of Default, to the extent such costs and expenses are reasonably incurred).

11.4	Survival

For the avoidance of doubt, the provisions of this Clause 11 shall remain operative and in full force and effect until the date falling 6 months after the outstanding Loan (together with all accrued but unpaid interest, costs and expenses (other than contingent indemnity obligations for which no claim has been asserted)) has been repaid or otherwise discharged in full, regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the expiration of any of the Commitments, the invalidity or unenforceability of any other term or provision of this Agreement or any other Finance Document, in each case, unless otherwise expressly agreed between the Parties.

SECTION 7
REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

12.	Representations

The Borrower, in relation to itself only, makes the representations and warranties set out in this Clause 12 (Representations) to the Lender.

12.1	Status

(a)	It is a corporation, duly incorporated, validly existing under the laws of the jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business in all material respects as it is being conducted.

(c)	It is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to the Finance Documents.

12.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are its legal, valid, binding and enforceable obligations.

12.3	Non-conflict with other obligations

The execution and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party, do not:

(a)	conflict with any law or regulation applicable to it in any material respect;

(b)	conflict with its constitutional documents; or

(c)	breach any agreement or instrument binding upon it or any of its assets in a manner which has or would have a Material Adverse Effect.

12.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, and performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

12.5	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(b)	All Authorisations necessary for the conduct of the ordinary business of the Borrower have been obtained or effected and are in full force and effect where failure to obtain or effect those Authorisations has or would have a Material Adverse Effect.

12.6	No default

(a)	No Event of Default is continuing or (as of the initial Utilisation Date) no Event of Default could reasonably be expected to result from the making of any Utilisation on the initial Utilisation Date.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it to which its assets are subject which has a Material Adverse Effect.

12.7	No misleading information

Save as disclosed in writing to the Lender prior to the Signing Date and to the Borrower’s knowledge, none of the material factual written information (taken as a whole) concerning the Borrower furnished by or on behalf of the Borrower in connection with this Agreement or any transaction contemplated herein contained any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading. For purposes of this Clause 12.7 (No misleading information), such factual information shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information or information of a general economic or general industry nature.

12.8	Pari passu ranking

Subject to the Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

12.9	No proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect has or have, to its knowledge, been started or threatened against it.

12.10	Taxation

No claims are being asserted against it with respect to Taxes which are reasonably likely to be adversely determined to it and which, if so adversely determined, would have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period) save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

12.11	No insolvency

(a)	On the Closing Date after giving effect to the Transactions (including the making of the Loan under this Agreement, and after giving effect to the application of proceeds of the Loan), the Borrower is Solvent. For the purposes of making the representation in this paragraph (a), it is assumed the Financial Indebtedness and other obligations incurred under and in connection with this Agreement and the other Financial Indebtedness will come due at their respective maturities.

(b)	No event as described in Clause 14.5 (Insolvency Proceedings) is continuing in relation to it.

12.12	Compliance with laws

The Borrower is in compliance in material respects with all laws applicable to it except where failure to be so in compliance would not have a Material Adverse Effect.

12.13	Governing law and enforcement

Subject to the Legal Reservations,

(a)	the choice of governing law of each Finance Document as expressed in such Finance Document will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the State of New York in relation to a Finance Document governed by law of the State of New York will be recognised and enforced in its jurisdiction of incorporation.

12.14	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

12.15	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for any stamp duty payable on any Finance Document that is executed in, brought into or submitted in evidence in a court of, the Cayman Islands.

12.16	Ownership of Assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as from time to time conducted, the absence of which would have a Material Adverse Effect.

12.17	Security and Financial Indebtedness

(a)	No Liens exists over any of the Borrower’s assets on the Signing Date or the initial Utilisation Date other than as permitted by this Agreement.

(b)	The Borrower has no Financial Indebtedness outstanding on the Signing Date or the initial Utilisation Date other than as permitted by this Agreement.

12.18	Times when representations made

(a)	All the representations and warranties in this Clause 12 (Representations) are made by the Borrower on the Signing Date and the initial Utilisation Date.

(b)	Each representation or warranty deemed to be made after the Signing Date shall, except where the contrary is indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

12.19	Awareness and disclosure

The Parties acknowledge that projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

13.	Affirmative and Negative Covenants

The covenants in this Clause 13 (Affirmative and Negative Covenants) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

13.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any material Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and subject to the Legal Reservations, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document, in each case, where failure to do so would have a Material Adverse Effect.

13.2	Compliance with laws

The Borrower shall comply in material respects with all laws applicable to it (including, but not limited to, all applicable Anti-Corruption Laws, anti-money laundering laws and Sanctions), except where the failure to do so would not have a Material Adverse Effect.

13.3	Pari passu ranking

The Borrower shall ensure that, subject to the Legal Reservations, its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.4	Restrictions on Liens

The Borrower shall not create or permit to subsist any Lien over any of its assets in a manner which has or would have a Material Adverse Effect, other than any Lien:

(a)	existing on the Signing Date or any Lien existing on any of its assets prior to the acquisition thereof by the Borrower or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition;

(b)	arising out of the ordinary course of business or trading of the Borrower, the Target or any of their Subsidiaries (including any lien arising by operation of law);

(c)	created pursuant to any Finance Document;

(d)	arising out of the refinancing, extension, renewal or refunding of any Financial Indebtedness secured by any Lien permitted by any of the paragraphs (a) to (c) above, to the extent of the amount of such Financial Indebtedness; or

(e)	with the prior consent of the Lender (such consent not to be unreasonably withheld).

13.5	Restrictions on Disposals

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its assets (i) in a manner which has or would have a Material Adverse Effect or (ii) if the net cash proceeds of such disposal will exceed US$1,000,000, other than:

(a)	any disposal in the ordinary course of business or trading of the Borrower, the Target or each of their Subsidiaries (including disposal of inventory and goods held for sale);

(b)	any disposal by a member of the Group to another member of the Group;

(c)	any disposal arising as a result of a Lien permitted under Clause 13.4 (Restrictions on Liens);

(d)	any disposal pursuant to any Finance Document;

(e)	any disposal of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and any disposal of any property no longer used or useful in the conduct of the business of the Borrower;

(f)	any disposal or discounts of accounts receivable in connection with the collection or compromise thereof; or

(g)	with the prior written consent of the Lender (such consent not to be unreasonably withheld).

13.6	Restrictions on Consolidation and Merger

The Borrower shall not (and shall procure that no Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, other than:

(a)	the Merger and any other transactions contemplated by the Merger Agreement; or

(b)	any amalgamation, demerger, merger, consolidation or corporate reconstruction by a member of the Group with another member of the Group.

13.7	Restrictions on Loans, Credit or Guarantees

The Borrower shall not be a creditor in respect of any Financial Indebtedness, or incur or allow to remain outstanding any guarantee in respect of Financial Indebtedness of any person, in each case, in a manner which has or would have a Material Adverse Effect, other than any loan, credit or guarantee:

(a)	existing on the Signing Date or arising after the Signing Date pursuant to contractual commitments entered into prior to and not in contemplation of the Signing Date and disclosed to the Lender prior to the Signing Date;

(b)	arising or issued in the ordinary course of business or trading of the Borrower, the Target or each of their Subsidiaries;

(c)	by a member of the Group to another member of the Group;

(d)	made or issued pursuant to any Finance Document;

(e)	made or issued in relation to the Merger; or

(f)	with the prior written consent of the Lender (such consent not to be unreasonably withheld).

13.8	Restrictions on Financial Indebtedness

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness (i) in a manner which has or would have a Material Adverse Effect or (ii) if the principal amount of that Financial Indebtedness will exceed US$1,000,000, other than any Financial Indebtedness:

(a)	pursuant to any Finance Document;

(b)	existing on the Signing Date or arising after the Signing Date pursuant to contractual commitments entered into prior to and not in contemplation of the Signing Date and disclosed to the Lender prior to the Signing Date (and any refinancing thereto);

(c)	in the ordinary course of business or trading of the Borrower, the Target or each of their Subsidiaries;

(d)	owed by a member of the Group to another member of the Group;

(e)	raised by means of factoring or securitisation of receivables on a full or limited recourse basis;

(f)	under any finance or capital leases;

(g)	arising under any deferred payment arrangements in relation to the cost of disposal or cost of acquisition of any asset permitted under the Finance Documents;

(h)	arising pursuant to any tax sharing agreement or tax funding agreement as between member of the Group; or

(i)	with the prior written consent of the Lender (such consent not to be unreasonably withheld).

13.9	Change of business

The Borrower shall not fundamentally and materially and substantively alter the general character of business conducted by the Group, including business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary thereto (taken as a whole, and as determined by the Borrower in good faith) from the business as so conducted on the Signing Date.

13.10	Taxation

The Borrower shall pay and discharge all Taxes imposed on it or its assets within the time period allowed without incurring penalties except where the failure to do so would not have a Material Adverse Effect.

13.11	Notification of default or litigation

(a)	The Borrower shall, promptly after it becomes aware of its occurrence, notify the Lender of:

(i)	any Default (and the steps, if any, being taken to remedy it); and

(ii)	the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any governmental authority, against any member of the Group that is reasonably likely to be adversely determined against such member of the Group and if adversely determined, would reasonably be expected to result in a Material Adverse Effect or damages in excess of US$1,000,000.

(b)	Only if the Lender considers in good faith that a Default has occurred or with the passage of time a Default could reasonably be expected to occur, promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by an authorised person on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

13.12	Further Assurances

Subject to the terms of, and limitations and exceptions contained in the Equitable Mortgage, the Borrower shall execute (or cause to be executed) any and all further documents, financing statements, agreements and instruments, and take (or cause to be taken) all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Lender may reasonably request, in order to grant, preserve, protect and perfect (if and to the extent required under the Equitable Mortgage) the validity and priority of the security interests created or intended to be created by the Equitable Mortgage.

13.13	Insurance

The Borrower shall maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar businesses as the Borrower and its subsidiaries) as are customarily carried under similar circumstances by such other persons; provided that, notwithstanding the foregoing, in no event shall the Borrower or any other Group Member be required to obtain or maintain insurance that is more restrictive than its normal course of practice.

14.	Events of Default

Each of the events or circumstances set out in Clause 14 (Events of Default) is an Event of Default (save for Clause 14.12 (Acceleration)).

14.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	the payment is of principal and its failure is caused by a Disruption Event and payment is made within five (5) Business Days of its due date; or

(b)	the payment is of interest or any other amount and payment is made within five (5) Business Days of its due date.

14.2	Other obligations

(a)	The Borrower does not comply with any covenant, undertaking or agreement contained in any of the Finance Documents to which it is a party (other than those referred to in Clause 14.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) calendar days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

14.3	Misrepresentation

Any representation or warranty made or deemed to be made by the Borrower in the Finance Documents to which it is a party or any certificate delivered by or on behalf of the Borrower pursuant to any Finance Document is or proves to have been incorrect in any material respect when made or deemed to be made, unless the circumstances giving rise to that misrepresentation are capable of remedy and are, in fact, remedied within ten (10) calendar days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the misrepresentation.

14.4	Insolvency

(a)	The Borrower is unable or admits inability to pay its debts as they fall due (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets).

(b)	The Borrower suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Lender) with a view to rescheduling any of its indebtedness.

14.5	Insolvency proceedings

(a)	Any proceeding is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower other than a solvent liquidation or reorganisation of the Borrower that is not restricted under Clause 13.6 (Consolidation and Merger);

(ii)	a composition or arrangement with any creditor of the Borrower, or an assignment for the benefit of creditors generally of the Borrower or a class of such creditors; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of the Borrower that is not restricted under Clause 13.6 (Consolidation and Merger)), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Borrower;

or any analogous procedure or step is taken in the jurisdiction of incorporation of the Borrower.

(b)	Paragraph (a) of this Clause 14.5 shall not apply to any action, proceeding, procedure or step which is frivolous or vexatious or is being contested in good faith, and (in each case) is discharged, stayed or dismissed within 60 days of commencement.

14.6	Creditors’ process

Any order for attachment or disposition or similar process is issued, or a compulsory execution process is commenced, against the assets of the Borrower having an aggregate value of US$5,000,000 (or its equivalent in any other currency or currencies) and such process remains undismissed or undischarged for a period of ninety (90) days or longer.

14.7	Cessation of Business

The Borrower suspends or ceases to carry on all or substantially all of its business (taken as a whole) (except pursuant to and followed by a consolidation, amalgamation, merger or reorganisation permitted by Clause 13.6 (Consolidation and Merger)), which has a Material Adverse Effect.

14.8	Unlawfulness and repudiation

(a)	Subject to the Legal Reservations, it is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents to which it is a party; or

(b)	the Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document,

in each case to an extent materially adverse to the interests of the Lender under the Finance Documents.

14.9	Material Adverse Effect

Any event or circumstance occurs which has a Material Adverse Effect.

14.10	Litigation

One or more final judgments or decrees is entered against the Borrower involving a liability requiring the payment of money which has a Material Adverse Effect (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage).

14.11	Pledged Interest

(a)	The Equitable Mortgage after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create, or any Lien purported to be created by the Equitable Mortgage shall be asserted in writing by the Borrower not to be, a valid and perfected lien, with the priority required by the Equitable Mortgage on and security interest in any material portion of the secured assets purported to be covered thereby, for any reason (other than as a result of the failure of the Lender to take any action required to be taken under any Finance Document).

(b)	The Parent does not comply with any covenant, undertaking or agreement contained in the Equitable Mortgage, provided that no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) calendar days of the earlier of (A) the Lender giving notice to the Parent and (B) the Parent becoming aware of the failure to comply.

14.12	Acceleration

Subject to Clause 4.2 (Utilisations during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitments at which time they shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(b)	declare that all or part of the Loan, together with accrued interest and, if applicable, the prepayment fee, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 8
CHANGES TO PARTIES

15.	Changes to the Lender

15.1	Assignments and Transfers by the Lender

Subject to this Clause 15 (Changes to the Lender), the Lender (the “Existing Lender”) may after the date that is the earlier of (i) the initial Utilisation Date and (ii) the date on which the Commitments are cancelled in full pursuant to Clause 7.2 (Voluntary cancellation):

(a)	(i) assign its rights or (ii) transfer by novation its rights and obligations under this Agreement (including all of the Loan at the time owing to it) to another bank or financial institution or to any other person specifically approved in writing by the Borrower (the “New Lender”); and

(b)	sub-participate any of its rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

15.2	Conditions of assignment or transfer or sub-participation

(a)	The prior written consent of the Borrower is required for any assignment, transfer or sub-participation by an Existing Lender.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes any of its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 9 (Tax Gross Up), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(c)	The right of any Lender to make assignments, transfer and enter into sub-participations as provided by this Clause 15 (Changes to the Lender) is in any event subject to that Lender procuring that Confidentiality Undertakings are entered into and delivered to the Borrower as provided by Clause 17 (Disclosure of Information ).

(d)	The Borrower (or Lender, in the case of a sub-participation) shall maintain at one of its offices a copy of each transfer certificate delivered to it and a register for the recordation of the names and addresses of each Lender (or sub-participant, in the case of a sub-participation) and the Commitments of and obligations (including principal and stated interest owing to) owing to each Lender (or sub-participant, in the case of a sub-participation).

15.3	Copy of transfer certificate or assignment agreement

The Existing Lender shall, as soon as reasonably practicable after it has executed a transfer certificate or an assignment agreement pursuant to Clause 15.1 (Assignments and Transfers by the Lender), send to the Borrower a copy of that transfer certificate or assignment agreement.

15.4	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

16.	Changes to the Borrower

16.1	Assignments and transfers by the Borrower

Other than the Merger and/or as provided for in this Agreement, the Borrower may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

17.	Disclosure of Information

17.1	Obligation to keep information confidential

(a)	Each Lender must keep confidential all information in connection with or relating to the Borrower, the Group, the Finance Documents or a Facility of which a Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by a Lender in relation to the Finance Documents or a Facility supplied by or on behalf of either (i) any Group Member or any of its advisers; or (ii) another Lender, if the information was obtained by that Lender directly or indirectly from any Group Member or any of its advisers (regardless of the form such information takes, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information) and shall not use any such information except in connection with the Finance Documents and the Facility.

(b)	However, a Lender is entitled to disclose information referred to in paragraph (a) above:

(i)	if such information is publicly available, other than as a direct or indirect result of a breach by that Lender of, or action by its Affiliates that is contrary to the provisions of, this Clause 17 (Disclosure of Information);

(ii)	if required to do so in connection with any legal, arbitration or regulatory proceedings or procedure;

(iii)	if required to do so under any applicable law or regulation;

(iv)	if required or requested to do so by any governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers and any other person providing services to it (including, without limitation, any provider of administrative or settlement services or credit protections, external auditors, insurers, reinsurers, insurance or reinsurance brokers, stock exchanges and clearing houses) provided that such person is under a duty of confidentiality, contractual or otherwise, to that Lender;

(vi)	to the head office, branches, representative offices, Subsidiaries, related corporations or Affiliate of any Lender (each a “Finance Party Related Party”) and each Finance Party Related Party shall be permitted to disclose information as if it were a Lender; provided that such Finance Party Related Party is under a duty of confidentiality, contractual or otherwise, to that Lender;

(vii)	to any other Lender;

(viii)	to any person permitted in writing by the Borrower; or

(ix)	to the Borrower; or

(x)	to any rating agency (including its professional advisers) such confidential information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(c)	A Lender may disclose to an Affiliate or any potential transferee, assignee or participant to which a transfer, assignment or sub-participation is not expressly prohibited under Clause 15 (Changes to the Lender):

(i)	a copy of any Finance Document; and

(ii)	any information which that Lender has acquired under or in connection with any Finance Document.

However, before a potential transferee, assignee or participant may receive any confidential information, it must execute in favour of the relevant Lender a Confidentiality Undertaking and deliver a copy of the same to the Borrower. A participant may itself disclose the documents and information referred to in sub- paragraphs (i) and (ii) to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer of an economic or other interest in, or related to, this Agreement so long as the relevant Affiliate or transferee executes in favour of the relevant potential transferee, assignee or participant a Confidentiality Undertaking and delivers a copy of the same to the Borrower.

(d)	This Clause 17.1 (Obligation to keep information confidential) supersedes any previous agreement relating to the confidentiality of such information (other than any provision therein which survives the termination of any such previous agreement in accordance with the terms thereof).

17.2	Relevant information

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender accepts and acknowledges that:

(a)	some or all of the information (including, without limitations, financial projections and/or other financial data) that has or may be provided to such Lender (through the Borrower or otherwise) is or may constitute relevant information in relation to the Group (the “Price Sensitive Information”) and that the use of such information may be regulated or prohibited by applicable laws and regulations relating to, among other things, insider dealing and/or market abuse;

(b)	upon possession of the Price Sensitive Information, a Lender may be prohibited or restricted under the applicable laws and regulations from, among other things, dealing in or counselling or procuring another person to deal in the listed securities of the Borrower or the Target or their derivatives, or the listed securities of a related corporation of the Borrower or the Target or their derivatives, or otherwise from using or disclosing the Price Sensitive Information; and

(c)	any information received under or in connection with the Finance Documents shall not be used for any unlawful purpose, and each Lender shall make an independent evaluation of, and ensure its compliance with, any legal and regulatory restrictions on the use and/or disclosure of such information.

SECTION 9
ADMINISTRATION

18.	Payment Mechanics

18.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date.

(b)	Payment shall be made to such account as the Lender specifies.

18.2	Distributions to the Borrower

If an Event of Default has occurred and is continuing, the Lender may (without the consent of the Borrower) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

18.3	Partial payments

(a)	If the Lender receives or recovers an amount from or in respect of the Borrower under or in connection with any Finance Document which amount is insufficient to, or is not applied to, discharge all the amounts then due and payable by the Borrower under the Finance Documents, then the Lender shall apply that amount towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any sum other than accrued interest and principal due but unpaid under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under the Finance Documents; and

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

18.4	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

18.5	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day (other than a Final Repayment Date) that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). If a Final Repayment Date is not a Business Day, any payment which is due to be made on that Final Repayment Date shall be made on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

18.6	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollar shall be paid in that other currency.

18.7	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (acting reasonably and after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably and after consultation with the Borrower).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.

19.	Set-Off

While an Event of Default is continuing, a Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Lender shall promptly notify the Borrower of any such set-off or conversion.

20.	Notices

20.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, such writing may be delivered by fax, by personal delivery or by overnight courier service in circumstances to which such service guarantees next day delivery.

20.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Original Borrower:

Room 2815c, 28/F, Metropole Square, No.2 On Yiu Street,
Shek Mun, N.T., Hong Kong
Attn: Mr. Kin Ho Philip Chan, Director
Email: info@risechainltd.com

With copies to (which shall not constitute notice):

Ropes & Gray
44th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attn: Oliver Nip
Email: Oliver.Nip@ropesgray.com

Prospera Law, LLP
1901 Avenue of the Stars, Suite 480
Loa Angeles, CA 90067
Attn: Mr. Kevin Leung
Email: kleung@prosperalaw.com

(b)	in the case of the Original Lender:

44/F, Office Tower, Convention Plaza,
1 Harbour Road,
Wanchai, Hong Kong.
Attn: Kelvin Ka Ming Sze, director of New Age SPII
Email: Kelvin.sze@acetag.finance

or any substitute address, fax number or department or officer as the Party may notify to each other Party by not less than five (5) Business Days’ notice.

20.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form;

(ii)	if by personal delivery, on the date of such personal delivery; or

(iii)	if by overnight courier service, the day following being so delivered to the address of the applicable Party,

and, if a particular department or officer is specified as part of its address details provided under Clause 20.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document which becomes effective, in accordance with paragraph (a) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

20.4	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between the Borrower and a Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 20.4 (Electronic communication).

20.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by any other Party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

21.	Calculations and Certificates

21.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Lender are prima facie evidence of the matters to which they relate.

21.2	Certificates and determinations

Any certification or determination by a Lender of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

22.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of a Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

24.	Amendments and Waivers

24.1	Required consents

Any term of the Finance Documents may be amended or waived only with the written consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Finance Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

25.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

26.	limitation of liability

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.

27.	COMPLIANCE WITH USURY LAWS

It is the intent of Lender and Borrower in the execution and performance of this Agreement and the other Finance Documents to contract in strict compliance with any and all applicable usury laws, including conflicts of law concepts, governing the loan described herein. In furtherance thereof, the Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or any of the other Finance Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest rate permitted by applicable law (the “Highest Lawful Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any of the other Finance Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on any Sum include amounts which by applicable law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and the Lender shall credit the same on the principal balance of the Loan (or if all of the Sums shall have been paid in full, refund said excess to the Borrower). The provisions of this section shall control over all other provisions of this Agreement and the other Finance Documents which may be in apparent conflict herewith.

28.	time of essence

Time is of the essence for the performance of all obligations in this Agreement.

SECTION 10
GOVERNING LAW AND ENFORCEMENT

29.	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

30.	Enforcement

30.1	Submission to Jurisdiction; Waivers

Each party hereto irrevocably and unconditionally:

(a)	submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Finance Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)	consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)	agrees that service of process in any such action or proceeding shall be effected by providing a copy thereof by any of the methods of delivery permitted by Clause 20 (Notices) to such Party at its address as provided in Clause 20 (Notices) (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by law), to such person and the Borrower hereby appoints Cogency Global INC. with its offices at 122 East 42nd Street, 18th Floor, New York, NY 10168 (or such other person approved by the Lender (acting reasonably, with such approval not to be unreasonably withheld or delayed)) as its agent for service of process in any matter related to this Agreement prior to the consummation of the Merger, and shall provide written evidence of acceptance of such appointment by such agent (in form and substance satisfactory to the Lender (acting reasonably)) on or before the initial Utilisation Date;

(d)	agrees that nothing herein shall affect the right of the Lender to effect service of process in any other manner permitted by law; and

(e)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Clause 30.1 (Submission to Jurisdiction; Waivers) any special, exemplary, punitive or consequential damages.

30.2	WAIVERS OF JURY TRIAL

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed under hand by the Parties, in each case on the date specified above.

Schedule 1

Conditions Precedent

1.	Corporate Documents: A copy of a certificate from the Borrower executed by its representative director (or equivalent):

(a)	attaching a copy of its memorandum and articles of association and certificate of incorporation;

(b)	attaching a copy of the resolutions of its board of directors approving the execution and the entry into the Finance Documents to which it is a party;

(c)	attaching or containing a specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above (where such person actually executes any such document);

(d)	certifying that each copy document relating to it specified in this paragraph 1 is correct, complete and, in the case of the resolution specified in paragraph (b) above, in full force and effect as at a date no earlier than the Signing Date; and

(e)	confirming that borrowing the Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

2.	Finance Documents: A copy of each of the following documents:

(a)	this Agreement executed by the Borrower; and

(b)	the Equitable Mortgage executed by the Parent.

3.	Merger:

(a)	A copy of a certificate of the Borrower (executed by its authorised persons) confirming that:

(i)	the conditions to effect the Merger set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or after Closing); and

(ii)	the terms of the Merger Agreement have not been amended or waived, save for any amendments or waivers which are not materially adverse to the interests of the Lender under the Finance Documents (taken as a whole) or any other changes or additions approved by the Lender (acting reasonably, with such approval not to be unreasonably withheld or delayed).

(b)	A copy of the Merger Agreement, executed by the Parent, the Borrower and the Target.

4.	Legal Opinion:

(a)	A written opinion of Ropes & Gray, LLP, counsel for the Borrower, addressed to the Lender.

(b)	A written opinion of Harney, Westwood & Riegels, counsel for the Borrower, addressed to the Lender.

Schedule 2

Utilisation Request

From:

To:

Dated:

Dear Sirs

Project Indigo - US$20,000,000 facility agreement dated __, 2023 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD

Amount:	[ ] or, if less, the Available Facility

3.	[We confirm that each applicable condition specified in Clause 4.2 (Utilisations during the Certain Funds Period) is satisfied on the date of this Utilisation Request.]

4.	[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[ ]

Schedule 3

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-1* 11:00 a.m. (New York time)

“U” = date of Utilisation

“U - X” = X Business Days prior to U.

Schedule 4

Form of Confidentiality Undertaking

[Letterhead of Seller]

Date: [       ]

To:

[insert name of Potential Purchaser]

Re: The Facility Agreement

Borrower: (the “Borrower”) Date: Amount:

Dear Sirs

We understand that you are considering acquiring an interest in the Facility Agreement which, subject to the Facility Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or the Borrower or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”).

In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; and

(b)	until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

We agree that you may disclose:

(a)	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	subject to the requirements of the Facility Agreement, to any person:

(i)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Facility Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph (b) has delivered a letter to you in equivalent form to this letter;; or

(ii)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Facility Agreement or the Borrower such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (ii) of paragraph (b) has delivered a letter to you in equivalent form to this letter;

(iii)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (iii) of paragraph (b) is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if it is not practicable so to do in the circumstances;

(iv)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (iv) of paragraph (b ) is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if it is not practicable so to do in the circumstances;

(v)	who is a Party; and

(vi)	with the consent of Borrower.

(c)	notwithstanding paragraphs (a) to (c) above, Confidential Information to such persons to whom, and on the same terms as, a Lender is permitted to disclose Confidential Information under the Facility Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to a Lender were references to you.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraphs (iii) or sub-paragraph (iv) under paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory, regulatory, governmental or judicial function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return/Destruction of Confidential Information

If you do not enter into the Acquisition and we so request in writing, you shall:

(a)	return or destroy all Confidential Information supplied to you by us;

(b)	destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you; and

(c)	use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraphs (iii) or (iv) of paragraph 2(b) above or for bona fide back-up archive purposes.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on your until:

(a)	if you become a party to the Facility Agreement as a lender of record, the date on which you become such a party to the Facility Agreement;

(b)	if you enter into the Acquisition but it does not result in you becoming a party to the Facility Agreement as a lender of record, the date falling twelve (12) months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated;

(c)	in any other case, the date falling twelve (12) months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information, provided that this acknowledgment shall not limit our representations and warranties to you (if any) under the Facility Agreement or any other Finance Document; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Entire Agreement: no Waiver; amendments, etc

(a)	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Borrower and each other member of the Group.

10.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) are governed by the law of the State of New York.

(b)	The courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this letter or the negotiation of the transaction contemplated by this letter).

11.	Definitions

(a)	In this letter (including the acknowledgement set out below) terms defined in the Facility Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and:

(a)	includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but

(b)	excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter, or

(ii)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(iii)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers, or

(iv)	is lawfully obtained by to you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

(b)	Any reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:	[Seller]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

Schedule 5

Form of Extension Notice

To:	[ ]

From:	[ ]

Date:	[ ]

Extension Notice under the US$20,000,000 facility agreement dated __, 2023 between, among others, [    ] as Borrower and [     ] as Lender (as amended, novated, supplemented, extended and/or restated from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Extension Notice under and for the purposes of the Facility Agreement.

2.	Capitalised terms defined in the Facility Agreement have the same meaning when used in this notice unless expressly defined in this notice.

3.	We hereby request the Lender to extend the [Initial Maturity Date][Extended Maturity Date] of the Facility by an additional three (3) Months. Upon such extension, the Final Repayment Date in relation to the Facility shall be extended to the [Extended Maturity Date][Further Extended Maturity Date], which shall be the date falling [9][12] Months after the initial Utilisation Date, being [insert date].

4.	We confirm that each condition specified in paragraphs [(a)(i) through (ii)][(b)(i) through (ii)] of Clause [6.2] (Extension of Maturity Date) of the Facility Agreement is satisfied on the date of this notice.

5.	This notice is irrevocable and binding on us.

6.	This is a Finance Document.

7.	This notice is governed by the law of the State of New York.

Yours faithfully

[Name of Director/Authorised Signatory]

SIGNATORIES

The Original Borrower

TSH MERGER SUB LIMITED

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director

[Project Indigo – Signature page to Facility Agreement]

The Original Lender

NEW AGE SP II

By:	/s/ Kelvin Ka Ming Sze
Kelvin Ka Ming Sze
for and on behalf of
NEW AGE SPC in respect of its segregated portfolio
NEW AGE SP II

[Project Indigo – Signature page to Facility Agreement]